Ex99.Item 7

APPENDIX F

PROXY VOTING POLICIES AND PROCEDURES OF THE ADVISER

Each Fund has delegated the voting of proxies for Fund securities to the Adviser pursuant to the Adviser’s proxy voting guidelines. Under these guidelines, the Adviser will vote proxies related to Fund securities in the best interests of the Fund and its shareholders. Set forth below is a copy of the Adviser’s proxy voting policy.

Information on how the Funds voted proxies (if any) relating to portfolio securities during the most recent 12-month period ended June 30 will be reported on Form N-PX.

Adviser Proxy Voting Policies and Procedures

By virtue of the Adviser’s relationship as general partner or investment manager of the clients of the Adviser, the Adviser has proxy voting authority with respect to client securities. When voting proxies on behalf of clients, the Adviser’s overall objective is to vote proxies in the best interest of the clients and, in so doing, to maximize the value of the investments made by the clients taking into consideration the clients’ investment horizons and other relevant factors.

This document sets forth the Adviser’s policies and procedures that are designed to meet these overall objectives. As described below, these policies and procedures address the following areas:

—	The personnel responsible for monitoring corporate actions, deciding how to vote proxies and ensuring that proxies are submitted in a timely manner;
—	The basis on which decisions are made regarding whether and how to vote proxies depending on the nature of the matter at issue;
—	The approach to addressing material conflicts of interest that may arise between us and our clients when voting proxies and how we resolve those conflicts in the best interest of our clients;
—	The means by which the clients and their investors may obtain information about proxy voting; and
—	The books and records that we retain in connection with our proxy voting.

While the Adviser endeavors to follow these policies and procedures in all situations, special circumstances may arise from time to time that warrant a deviation. In addition, the Adviser will apply our proxy voting policies and procedures to votes cast with respect to publicly traded companies and, to the extent applicable, to analogous actions taken with respect to investments made in private companies.

Ex99.Item 7

A.	General Procedures

1.	Monitoring Corporate Actions

The clients of the Adviser generally make a limited number of investments in equity securities. When the Adviser receives proxy voting materials (or similar voting/solicitation notices), they are initially transmitted by the company’s corporate secretary or transfer agent to the GSO employee who is designated to receive notices in the definitive documentation governing the client’s investment (the “Proxy Recipient”). The Proxy Recipient must inform the Head Trader and the Head of Middle Office and Operations of such receipt and review the materials, determine which client(s) hold the securities and confirm the number of securities with Head Trader and the Head of Middle Office and Operations. The Proxy Recipient will consult with a member of the Investment Committee. The Proxy Recipient will monitor the voting deadline, together with the IC Designee (defined below), to ensure that the deadline for the response is met.

2.	Determination of Voting Decisions

Decisions on how to vote a proxy generally are made by the Investment Committee. The Investment Committee and the members of the investment team covering the applicable security often have the most intimate knowledge of both a company’s operations and the potential impact of a proxy vote’s outcome. A member of the Investment Committee may designate a member of the investment team (the “IC Designee”) to consult with the CCO, the members of the Investment Committee and other members of the investment team covering the applicable security regarding decisions and completion of the proxy material. Decisions are based on a number of factors which may vary depending on a proxy’s subject matter, but are guided by the general policies described in this document. In addition, GSO may determine not to vote a proxy after consideration of the vote’s expected benefit to clients and the cost of voting the proxy.1 The IC Designee will report the outcome and the basis of such outcome to the Investment Committee for approval.

3.	Communication of Decision

After making a decision to vote a proxy and determining how to vote the proxy, the Investment Committee or their designee will then submit the vote. The IC Designee will send completed copies of the proxy materials to the Proxy Recipient, the Head of Middle Office and Operations and the CCO. The physical procedures for voting proxies may vary, and can include electronic voting, forwarding voting instructions to the custodian or voting proxies forwarded by the custodian.

[1]

In determining whether the cost of voting a proxy outweighs its expected benefit to clients, the Investment Committee may consider factors such as (1) the subject matter of the vote; (2) the additional length of time that GSO anticipates holding the investment; and (3) logistical issues associated with voting proxies for foreign companies.

Ex99.Item 7

B.	Subject Matter Considerations

Determinations on how to vote proxies will depend largely on the subject matter at issue. When determining how to vote proxies, the Investment Committee will be guided by the general policies set forth below. These general policies are intended to promote a consistent approach to proxy voting. We will, however, periodically review these policies and procedures and they may be updated as a result.

The Adviser views proxy subject matters as falling within the general categories described below.

1.	Company Management and Auditors

Proxy votes on company management include matters relating to the election of a company’s board of directors and the appointment of its independent auditors. GSO generally will vote in support of management’s slated board of directors. The Adviser may choose not to support such directors, however, when special circumstances necessitate otherwise, including for example when management compensation appears inconsistent with a company’s performance or when the board has failed to take corrective action to address persistent problems that impact the company’s performance. When asked to vote on the appointment of a company’s auditors, GSO will support the recommendation of a company’s board, unless auditors have changed frequently or there is reasonable concern as to the independence of the auditors.

2.	Executive and Director Compensation

GSO believes that executive compensation plans should be in line with the interests of company shareholders. The Adviser’s general policy is to consider, on a case-by-case basis, new and amended executive compensation plans and to support those executive compensation plans that provide management with the ability to administer fair, competitive compensation packages to executives, so long as those plans do not provide for unmerited preferential treatment or result in excessive dilution of existing shareholders’ ownership interests. The Adviser also has observed that shareholder proposals on executive compensation typically call for specific limits. The Adviser believes that executive compensation generally should be determined by a company’s compensation committee composed primarily of independent directors and thus the Adviser usually will not support compensation-related shareholder proposals. With respect to director compensation, GSO believes that it is important to consider each director’s total compensation package, including any annual retainer, meeting fees, stock options or grants and the level of pension benefits.

3.	Corporate Structure and Shareholder Rights

The Adviser views proxy votes on matters relating to changes in a company’s bylaws as falling within the category of “corporate structure and shareholders rights.” These matters may be proposed by either management or shareholders and typically address issues such as cumulative voting, preemptive rights, confidential voting, supermajority voting and similar matters. GSO will review these matters on a case-by-cases basis and will generally vote in favor

Ex99.Item 7

of those measures that provide management with the most operational flexibility without compromising the ownership rights of shareholders as such rights are set forth in the company’s organizational documents and any agreements to which Funds we manage.

4.	Corporate and Social Policy Issues

The Adviser views corporate and social policy issues primarily as “ordinary business matters.”2 In addition, we view those ordinary business matters that have a direct or indirect impact on a company’s profitability as primarily the responsibility of management which should be approved solely by the company’s board of directors. Accordingly, the Adviser generally abstains or votes against proposed proxy votes on corporate and social policy issues. Exceptions may be made when an issue may have significant economic consequences.

5.	Deviations from the General Policies

In the course of determining how to vote a particular proxy, the Adviser may encounter situations where strict adherence to the general policies described above could result in a decision that is not in a client’s best interest. In those situations, the Investment Committee may decide to vote in another manner, but will generally consult with the CCO before doing so.

C.	Conflicts of Interest

A conflict of interest may occur where GSO or any of its employees or affiliates has a direct or indirect economic stake in the outcome of a proxy vote. Potential conflicts could arise in a number of situations. The following non-exclusive examples illustrate conflicts of interest that could arise:

—	A failure to vote in favor of management may harm the relationship of the Adviser, of another client has, or an affiliate, with the company.
—	A failure to vote in favor of a particular proposal may harm the relationship of the Adviser, of another client, or an affiliate, with the proponent of the proposal.
—

A failure to vote for or against a particular proposal may adversely affect a business or personal relationship, such as where an officer of GSO has a spouse or other relative who serves as a director of the company, is employed by the company or otherwise has an economic interest therein.

Due to the close monitoring of company activities by GSO, the Adviser expects to be aware of any potential conflicts of interest that may arise. The Adviser also requires the members of the Investment Committee to disclose any personal conflicts of interest they may have with respect to overseeing a fund’s investment in a particular company.

[2]

Social policy issues may relate to a wide range of matters, including for example environmental issues, bank lending practices, corporate political contributions and activities, alcohol and tobacco advertising, conducting business in specified countries, involvement in nuclear defense systems and similar matters.

Ex99.Item 7

When a potential conflict arises between GSO, on the one hand, and one or more of clients of GSO, on the other, the CCO, in consultation with the Investment Committee, will evaluate the matter to determine whether an actual conflict exists. Where an actual conflict exists, GSO will take necessary and appropriate steps to eliminate the conflict, which may include removing a particular member of the Investment Committee from the voting process or taking similar actions. In addition, the Adviser may consider the following as potential methods for resolving conflicts: (i) disclosing the matter to the board of directors, if any, of the client and obtaining such board’s consent or direction, or (ii) suggesting to the board of directors, if any, that such board hire a third party to make a determination on how to vote a particular proxy.

Finally, situations may arise in which more than one client invests in the same company or another entity of GSO invests in the same company. In these situations, two or more clients may have different investment objectives, client-specific voting policies or ultimate economic interests. In these situations, clients may cast opposing votes, although the Investment Committee will generally consult with the CCO before doing so.

D.	Providing Proxy Voting Information to Clients

We acknowledge that our limited partners have a right to information about how we vote client proxies and we will make information available on request. We also will make a copy of these policies and procedures available on request. When a limited partner makes a request about a particular vote, we usually will provide the following information: (1) the date of the vote; (2) a brief description of the matter voted on; (3) how (or whether) we cast the vote on the matter and (4) any other reasonable information a limited partner might request. Proxy voting information and the procedure for obtaining such information will be included in GSO’s Form ADV which is available to each limited partner.

E.	Books and Records

GSO must maintain the following additional records relating to proxy voting, which must be maintained by the CCO in an easily accessible place for five years, the first two years in GSO’s offices.

—	A copy of these proxy voting policies and procedures;

—	A copy of each proxy statement received by GSO regarding client securities;

—	A record of each vote cast by GSO on behalf of a client;

—	A copy of all memoranda or similar documents created by GSO that were material to making a decision on the voting of client securities or that memorialize the basis for that decision; and

—

A copy of each written request by a limited partner for information on how GSO voted proxies on behalf of a client, and a copy of any written response by GSO to any request (written or oral) by a limited partner for information on how GSO voted proxies on behalf of the client.

Ex99.Item 7

GSO may satisfy the requirements to maintain copies of proxy statements received and a record of votes cast on behalf of the clients by relying on third parties to make and retain, on behalf of GSO, a copy of such proxy statements and voting records (provided that if GSO is relying on this method, it has obtained an undertaking from the third party to provide a copy of the proxy statements and voting records promptly upon request). GSO also may satisfy the requirement to maintain copies of proxy statements by relying on obtaining a copy of a proxy statement from the SEC’s EDGAR system (to the extent that such proxy statements are available through the EDGAR system).